Filed Pursuant to Rule 424(b)(7)
Registration No. 333-139904

Prospectus Supplement No. 2
(To Prospectus dated January 10, 2007, as supplemented by Prospectus Supplement No. 1 dated February 2, 2007)

United Dominion Realty Trust, Inc.

$250,000,000 Principal Amount of 3.625% Convertible Senior Notes due 2011
and
Shares of Common Stock Issuable Upon Conversion of the Notes

This prospectus supplement supplements information contained in that certain prospectus dated January 10, 2007 of United Dominion Realty Trust, Inc., as supplemented by Prospectus Supplement No. 1 dated February 2, 2007, which we collectively refer to as the “prospectus,” covering resales by selling securityholders identified therein of our 3.625% convertible senior notes due 2011 and shares of our common stock into which the notes are convertible.

You should read this prospectus supplement in conjunction with the prospectus.  This prospectus supplement updates information in the “Selling Securityholders” section of the prospectus and, accordingly, to the extent inconsistent, the information in this prospectus supplement supersedes the information contained in the prospectus, as amended and supplemented.  This prospectus supplement may not be delivered or utilized without the prospectus.  This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

To read about certain factors you should consider before investing in the notes and our common stock, see “Risk Factors” beginning on page 5 of the prospectus dated January 10, 2007.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the prospectus.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is February 23, 2007.

The information appearing under the section entitled “Selling Securityholders” on pages 72 through 75 of the prospectus dated January 10, 2007 is amended and restated in its entirety by the information below.

SELLING SECURITYHOLDERS

We originally issued the notes to J.P. Morgan Securities Inc., Merrill Lynch, Pierce Fenner & Smith Incorporated, Wachovia Capital Markets, LLC and Bear, Stearns & Co. Inc. in a private placement on October 12, 2006.  The notes were immediately resold by the initial purchasers to persons reasonably believed by the initial purchasers to be qualified institutional buyers within the meaning of Rule 144A under the Securities Act in transactions exempt from registration under the Securities Act.  Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell the notes and our common stock issuable upon conversion of the notes pursuant to this prospectus.  Unless set forth below, none of the selling securityholders has had within the past three years any material relationship with us or any of our predecessors or affiliates.

The following table sets forth certain information concerning the principal amount of notes beneficially owned by each selling securityholder and the number of shares of common stock that may be offered from time to time by each selling securityholder under this prospectus.  The information is based on information provided to us by or on behalf of the selling securityholders on or prior to February 22, 2007.

Because the selling securityholders may offer all, some or none of the notes or common stock issuable upon conversion of the notes, we have assumed for purposes of the table below that the named selling securityholders will sell all of the notes or common stock issuable upon conversion of the notes.  In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act.  Unless otherwise indicated below, to our knowledge no selling securityholder named in the table below beneficially owns one percent or more of our common stock, assuming conversion of such selling securityholder’s notes.

To our knowledge, except as described below, the selling securityholders have sole voting and investment power with respect to all of the securities shown as beneficially owned by them.

Name	Principal Amount of Notes Beneficially Owned and Offered Hereby (1)	Percentage of Notes Outstanding	Common Stock Offered Hereby(2)	Percentage of Common Stock Outstanding (3)

ADI Alternative Investments	$9,250,000	3.7%	246,351	*
ADI Alternative Investments c/o Axis Pan	1,000,000	*	26,632	*
ADI Alternative Investments c/o Casam ADI CB Arbitrage	5,000,000	2.0%	133,163	*
ADI Alternative Investments c/o Kallista Master Fund Limited	9,250,000	3.7%	246,351	*
Alcon Laboratories	465,000	*	12,384	*
Aristeia International Limited(4)	12,400,000	5.0%	330,244	*
Aristeia Partners LP(5)	2,600,000	1.0%	69,244	*
Arlington County Employees Retirement System	667,000	*	17,763	*
Bancroft Fund Ltd.	1,000,000	*	26,632	*
Bank of America Pension Plan	3,000,000	1.2%	79,897	*
British Virgin Islands Social	153,000	*	4,074	*
Canyon Capital Arbitrage Master Fund, Ltd.(6)	15,810,000	6.3%	421,061	*
Canyon Value Realization Fund, L.P.(6)	8,370,000	3.3%	222,914	*
Canyon Value Realization MAC 18 Ltd.(6)	930,000	*	24,768	*
CC Arbitrage, Ltd.(6)	4,000,000	1.6%	106,530	*
City University of New York	133,000	*	3,542	*
CQS Convertible and Quantitative Strategies Master Fund Limited(7)	12,000,000	4.8%	319,591	*
DBAG London(6)(8)	20,500,000	8.2%	545,968	*
Ellsworth Fund Ltd.	1,000,000	*	26,632	*
Equity Overlay Fund LLC	1,500,000	*	39,948	*
Grady Hospital Foundation	128,000	*	3,408	*
Highbridge International LLC	3,000,000	1.2%	79,897	*
Independence Blue Cross	860,000	*	22,904	*
JMG Capital Partners, LP	21,000,000	8.4%	559,284	*
JMG Triton Offshore Fund, Ltd.(9)	5,000,000	2.0%	133,163	*
JPMorgan Securities Inc.(6)	6,267,000	2.5%	166,906	*
Merrill Lynch, Pierce, Fenner & Smith, Inc.(6)	9,833,000	3.9%	261,878	*
Occidental Petroleum Corporation	296,000	*	7,883	*
Peoples Benefit Life Insurance Company Teamsters	2,250,000	*	59,923	*
Plexus Fund Limited	30,000,000	12.0%	798,978	*
PNC Equity Securities LLC(6)(10)	5,000,000	2.0%	133,163	*
Pro Mutual	841,000	*	22,398	*
Redbourn Partners LTD	6,000,000	2.4%	159,795	*
Retail Clerks Pension Trust #2	1,000,000	*	26,632	*
San Francisco City and County	1,317,000	*	35,075	*
The Canyon Value Realization Fund (Cayman), Ltd.(6)	21,390,000	8.6%	569,671	*
The Grable Foundation	93,000	*	2,476	*
The Police and Fire Retirement System of the City of Detroit	631,000	*	16,805	*
Trustmark Insurance Company	403,000	*	10,732	*
UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage II Master Ltd.(11)	1,178,000	*	31,373	*
UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage Master Ltd.(11)	9,822,000	3.9%	261,585	*
All other holders of notes or future transferees of such holders(12)	14,663,000	5.9%	390,513	*

*	Less than 1%.
(1)

The maximum principal amount of notes that may be sold under this prospectus will not exceed $250,000,000. Assuming all of the notes are sold under this prospectus, no selling securityholder will beneficially own any notes upon completion of this offering.

(2)

Represents the maximum number of shares of our common stock issuable upon conversion of all of the holder’s notes based on the current conversion rate of 26.6326 shares of our common stock per $1,000 principal amount of notes and a cash payment in lieu of any fractional shares. This conversion rate is subject to adjustment, however, as described under “Description of Notes—Conversion Rate Adjustments.” As a result, the maximum number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future. To our knowledge, and assuming all of the shares issuable upon conversion of the notes are sold under this prospectus, no selling securityholder will beneficially own more than one percent of our common stock upon completion of this offering.

(3)

Calculated based on 135,544,953 shares of our common stock outstanding as of February 20, 2007. In calculating this amount for each holder, we treated as outstanding the number of shares of our common stock issuable upon conversion of all of that holder’s notes, but we did not assume conversion of any other holder’s notes.

(4)	Aristeia Capital LLC is the investment manager for Aristeia International Limited. Aristeia Capital LLC is jointly owned by Kevin Toner, Robert H. Lynch, Jr., Anthony Frascella, and William R. Techar.
(5)	Aristeia Advisors LLC is the general partner for Aristeia Partners LP. Aristeia Advisors LLC is jointly owned by Kevin Toner, Robert H. Lynch, Jr., Anthony Frascella, and William R. Techar.
(6)

The selling securityholder has informed us that it is, or is an affiliate of, a registered broker-dealer. Each such selling securityholder has represented to us that it acquired its securities in the ordinary course of business and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. To the extent that we become aware that any such selling securityholder did not acquire its securities in the ordinary course of business or did have such an agreement or understanding, we will file a supplement to this prospectus to designate such selling securityholder as an “underwriter” within the meaning of the Securities Act of 1933.

(7)

Alan Smith, Blair Gauld, Dennis Hunter, Karla Bodden and Jim Rogers have the power to direct the voting and disposition of the securities held by CQS Convertible And Quantitative Strategies Master Fund Limited.

(8)	DBAG London is a subsidiary of Deutsche Bank Securities Inc., a publicly held entity.
(9)

JMG Triton Offshore Fund, Ltd. (the “Fund”) is an international business company organized under the laws of the British Virgin Islands. The Fund’s investment manager is Pacific Assets Management LLC, a Delaware limited liability company (the “Manager”) that has voting and dispositive power over the Fund’s investments, including the securities offered hereby. The equity interests of the Manager are owned by Pacific Capital Management, Inc., a California corporation (“Pacific”) and Asset Alliance Holding Corp., a Delaware corporation. The equity interests of Pacific are owned by Messrs. Roger Richter, Jonathan M. Glaser and Daniel A. David. Messrs. Glaser and Richter have sole investment discretion over the Fund’s portfolio holdings.

(10)	PNC Equity Securities LLC is a subsidiary of PNC Financial Services Group, a publicly held entity.
(11)

UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage Master Limited and UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage II Master Ltd. are funds which cede investment control to UBS O’Connor LLC, which as investment adviser, makes all the investment/voting decisions. UBS O’Connor LLC is a wholly owned subsidiary of UBS AG, which is listed and traded on the New York Stock Exchange.

(12)

Assumes that any other holder of notes or any future transferee of any such holder does not beneficially own any common stock other than the common stock issuable upon conversion of the notes. Additional selling securityholders not named in this prospectus will be not be able to use this prospectus for resales until they are named in the selling securityholder table by prospectus supplement or post-effective amendment.

Information about the selling securityholders may change over time.  Any changed information given to us by the selling securityholders will be set forth in prospectus supplements if and when necessary.